Exhibit 10.4

PAR PETROLEUM CORPORATION (“PAR”)

DISCRETIONARY LONG TERM INCENTIVE PLAN FOR 2014 (“LTIP”)

1.	Purpose: The purpose of this LTIP is to incentivize employees eligible to participate in this LTIP to achieve certain corporate criteria and reward employees when such criteria are achieved, and to align the long-term interests of employees and shareholders of PAR by compensating the employees in shares of PAR common stock and a cash bonus that vest upon the attainment of certain goals and over time, thereby increasing the employees’ equity interest in PAR.

2.	Effective Date: This LTIP is established effective January 1, 2014 (“the Effective Date”).

3.	Description of Discretionary Awards Program: In addition to any other awards under the under the Par Petroleum Corporation 2012 Long-Term Incentive Plan (the “Incentive Plan”) the Committee (as defined in the Incentive Plan) may grant Restricted Stock and Options under the Incentive Plan (collectively, “Stock Awards”) to eligible employees who meet the criteria under this LTIP. In addition, cash bonuses may be made pursuant to this LTIP based upon the criteria as provided herein. Terms not defined in this LTIP shall have the meaning of such terms as defined in the Incentive Plan. The criteria, targets and allocations as described on Exhibit A attached hereto will be used by the Committee for awards under the LTIP with input from officers and senior management as needed. The Committee shall have the authority in its sole discretion to define and interpret the terms, criteria and conditions on Exhibit A and provide any omissions.

4.	Participants: Eligible employees are Employees (as defined in the Incentive Plan) who are determined by the Committee in its sole discretion as eligible for an award under this LTIP, as specified on Exhibit B attached hereto, which includes their criteria, allocations, targets and percentage of salary for minimum, target and maximum award amounts under this LTIP. In lieu of identifying an Employee by name, Exhibit B may identify the applicable title or class of the eligible Employees. Any Employee who is identified as an eligible Employee on Exhibit B shall be a “Participant” under this LTIP.

5.	Administration: This LTIP shall be administered by the Committee. The Committee shall have the exclusive authority to interpret and construe the terms of this LTIP and make all determinations under this LTIP, and its decisions shall be final and binding on all persons.

6.	Awards, Grant Dates and Payment Dates: The “Performance Cycle” for the LTIP is the period from the Effective Date to December 31, 2014. The Committee in its sole discretion will determine at the end of the Performance Cycle whether and to what extent the criteria have been achieved for each Participant in order for the Participant to receive an award under this LTIP.

(a)

Stock Awards. Any Stock Awards granted under this LTIP shall be granted under the Incentive Plan on the date determined by the Committee (the “Grant Date”) and may be made quarterly at the end of each quarter provided that the awards will only be eligible for vesting commencing in the calendar year following the end of the Performance Cycle after the Committee determines whether and to what extent the criteria have been achieved and the amount of Stock Awards eligible for vesting for each Participant;

provided that no Participant will be vested in a Stock Award unless the Participant is continuously providing Services from the date the Participant was listed as an eligible Employee on Exhibit B through the date the Committee determines the goal achievements of the Stock Award (“Determination Date”). All Stock Awards shall be granted in writing and subject to the terms of the Incentive Plan, and the other terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Committee in its sole discretion and specified in the Award. To be eligible to vest, the Participant must be continuously providing Services from the Grant Date and the Determination Date through the applicable vesting date specified in the award agreement. Any amount of a Stock Award that the Committee determines is not eligible for vesting on the Determination Date shall be forfeited and the Participant shall have no rights with respect thereto. If prior to a vesting date, a Change in Control occurs while the Participant is continuously providing Services from the Grant Date to the date of Change in Control, any unvested Stock Awards will be fully vested at or contemporaneous and in conjunction with such Change in Control.

(b)	Cash Bonus. The Committee will make a determination in writing as to whether a cash bonus award will be made in the first calendar year following the end of the Performance Cycle based upon whether and to what extent the criteria have been achieved. Cash bonuses awarded under this LTIP to Texadian Energy, Inc. and Texadian Energy Canada Limited Employees will be paid 60% in the first quarter after the end of the Performance Cycle but only if the Participant is continuously providing Services from the date the Participant has been identified as an eligible Employee on Exhibit B through the date of actual payment (“Payment Date”) and the remaining 40% of the cash award will be paid 1/2 on the first anniversary of the Payment Date and 1/2 on the second anniversary of the Payment Date but only if the Participant is continuously providing Services through the applicable anniversary of the Payment Date. Awards to other Employees of the Company or its Affiliates will be paid 100% in the first quarter after the end of the Performance Cycle provided that the Employee is continuously providing Services from the date the Participant was identified as an eligible employee on Exhibit B through the actual Payment Date. If prior to a Payment Date, a Change in Control occurs while the Participant is continuously providing Services from the date the Participant has been identified as an eligible Employee on Exhibit B to the date of the Change in Control, the payment of the entire remaining cash bonus awarded will be accelerated and paid on the date of the Change in Control.

7.	Certain Tax Considerations: All amounts paid and awards will be subject to all federal, state and local taxes (domestic and foreign) and tax withholding requirements.

8.	Governing Law: This shall be construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Delaware law.

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